Exhibit 99.5

CINERGY CORP.

BUSINESS SEGMENT EARNINGS DRIVER ANALYSIS

For the Quarter Ended September 30, 2003

(unaudited)

Energy Merchant

Earnings Per Share - diluted - 2002	$0.34

Employee retirement/severance and other charges	(0.04)
Discontinued operations	0.01
Marketing, trading, and origination	(0.03)
Generation and supply contracts	(0.04)
Operating and administrative expenses	0.03
Other - net	0.02

Earnings Per Share - diluted - 2003	$0.29

Regulated Operations

Earnings Per Share - diluted - 2002	$0.44

Weather	(0.11)
Operating and administrative expenses	0.07
Financing and depreciation	(0.06)
Other - net	0.01

Earnings Per Share - diluted - 2003	$0.35

Power Technology & Infrastructure Services

Earnings Per Share - diluted - 2002	$(0.01)

Operating results of investments	(0.01)

Earnings Per Share - diluted - 2003	$(0.02)

2002 has been reclassified to reflect Vestar’s move from PTIS to Energy Merchant